Exhibit 99.1
ASGN Incorporated Reports Third Quarter 2020 Results
Company Exceeds Expectations for the Quarter

October 28, 2020

RICHMOND, VA.-- (BUSINESS WIRE) -- ASGN Incorporated (NYSE: ASGN), one of the foremost providers of information technology (IT) and professional services in the technology, digital, creative, engineering, life sciences fields across commercial and government sectors, reported financial results for the quarter ended September 30, 2020.

Highlights

•Revenues were $1.01 billion, up 0.9 percent year-over-year and up 8.0 percent sequentially
•Net income was $52.3 million ($0.99 per diluted share), down 8.9 percent year-over-year and up 7.2 percent sequentially
•Adjusted Net Income (a non-GAAP measure) was $67.1 million ($1.27 per diluted share), down 3.7 percent year-over-year and up 8.8 percent sequentially
•Free Cash Flow (a non-GAAP measure) was $81.9 million, or 8.1 percent of revenues
•Adjusted EBITDA (a non-GAAP measure) was $113.3 million (11.2 percent of revenues), compared with $121.5 million (12.1 percent of revenues) in the third quarter of 2019
•On August 31, 2020, acquired LeapFrog Systems, Inc., a specialized consultancy providing enterprise-scale digital business transformation services to Fortune 500 clients
•On October 1, 2020, acquired Skyris LLC, one of the largest providers of remote sensing and data science expertise in support of defense and national security programs
•Cash and cash equivalents were $229.7 million at quarter end and there were no outstanding borrowings under the Company's $250.0 million revolving credit facility
•Senior Secured Debt leverage ratio (a non-GAAP measure) was 1.13 to 1 at September 30, 2020 (maximum allowable Senior Secured Debt leverage ratio of 4.25 to 1)

Management Commentary

“ASGN reported strong results for the third quarter of 2020, with both revenues and Adjusted EBITDA exceeding our expectations,” said ASGN President and Chief Executive Officer, Ted Hanson. “We witnessed very balanced growth in Q3, with week-over-week improvements across all of our operating segments. The ECS Segment, our federal government business, saw better-than-expected results, with revenues up 40 percent year-over-year, while the Apex Segment, the largest offering within our commercial business, achieved solid sequential improvement for the quarter, and consulting revenues returned to double-digit growth. Our commercial work, in particular, is making a strong turnaround as customers continue to move forward on their strategic technology roadmaps. We believe that this steady growth during the third quarter is sound evidence that our business hit trough levels in the second quarter and is now on a clear upward trajectory.”

Mr. Hanson added, “ASGN continues to evolve to meet the critical IT needs of our customers through both the organic growth of our current businesses as well as through strategic, tuck-in acquisitions. In the third quarter, and just subsequent to quarter end, we welcomed LeapFrog Systems, Inc. and Skyris LLC to our Apex and ECS Segments, respectively, broadening our capabilities, adding new customers and expanding our contract vehicles. Our acquisition pipeline remains strong, and going forward we will continue to focus on bringing more capabilities into our organization to better serve each of our customers. Following this strong quarterly performance, I remain bullish on the existing and emerging opportunities for ASGN. We have the right capabilities and industry expertise to meet the evolving needs of our large and diverse customer base.”

Third Quarter 2020 Financial Results - Summary(1)

	Q3			% Change
(In millions, except per share data)	2020	2019	Q2 2020	Y-Y	Sequential
Revenues
Commercial	$723.3	$796.6	$697.1	(9.2)%	3.7%
Federal Government	288.6	206.1	239.7	40.0%	20.4%
	$1,011.9	$1,002.7	$936.8	0.9%	8.0%
Gross Margin
Commercial	31.1%	31.9%	31.1%
Federal Government	15.9%	18.1%	18.3%
Consolidated	26.8%	29.1%	27.8%
Contract Gross Margin(2)
Commercial	28.7%	28.6%	29.0%
Federal Government	15.9%	18.1%	18.3%
Consolidated	25.0%	26.4%	26.2%

Net Income	$52.3	$57.4	$48.8	(8.9)%	7.2%
Earnings per diluted share	$0.99	$1.08	$0.92	(8.3)%	7.6%
Cash provided by operating activities	$87.6	$91.3	$186.1	(4.1)%	(52.9)%

Non-GAAP Financial Measures(3)
Adjusted Net Income	$67.1	$69.7	$61.7	(3.7)%	8.8%
Adjusted Net Income per diluted share	$1.27	$1.31	$1.17	(3.1)%	8.5%
Adjusted EBITDA	$113.3	$121.5	$106.2	(6.7)%	6.7%
Free Cash Flow	$81.9	$84.4	$178.8	(3.0)%	(54.2)%
__________
(1) The Commercial business is comprised of the Apex and Oxford Segments and the Federal Government business is the ECS segment.
(2) Excludes permanent placement gross margin.
(3) Reconciliations of net income to non-GAAP financial measures and descriptions of these measures are included in the tables and the Non-GAAP Financial Measures section that accompany this release.

Consolidated revenues for the quarter were up slightly over the third quarter of 2019 and up 8.0 percent sequentially. Growth in the quarter was primarily from our federal government business (ECS Segment), which experienced significant growth both year-over-year and sequentially. Commercial revenues (Apex and Oxford Segments) were down year-over-year and up from the second quarter of 2020.

Commercial revenues accounted for 71.5 percent of consolidated revenues and were down 9.2 percent year-over-year primarily as a result of lower customer demand attributable to the COVID-19 pandemic. Commercial revenues for the quarter benefited from an additional Billable Day (64.0 Billable Days, up from 63.0 in Q3 of 2019). Changes in foreign exchange rates had a minimal effect on revenues for the third quarter. On a sequential basis, commercial revenues were up 3.7 percent over the second quarter of 2020 and all commercial divisions experienced steady growth in weekly revenues from "trough" production levels that occurred mid-second quarter.

The Company's predominately commercial IT services divisions (Apex Systems and Oxford Core), which together accounted for 87.5 percent of commercial revenues, were down 5.0 percent year-over-year but increased 3.1 percent sequentially. Creative marketing and permanent placement divisions (Creative Circle and CyberCoders), which combined accounted for 12.5 percent of commercial revenues, were down 30.6 percent year-over-year but increased 8.2 percent sequentially.

Revenues from our federal government business accounted for 28.5 percent of consolidated revenues and were up 40.0 percent year-over-year and up 20.4 percent sequentially. This increase was driven by a number of factors including increased volume from existing programs (mainly artificial intelligence and machine learning "AI/ML" solutions and development/expansion of unclassified networks), new contract awards and the contribution from Blackstone Federal, which was acquired in January 2020.

Gross profit was $271.0 million, down $20.4 million year-over-year. Gross margin was 26.8 percent compared with 29.1 percent in the third quarter of 2019. The year-over-year compression in gross margin resulted mainly from changes in business mix related to the high growth in revenues under cost reimbursable contracts (mainly AI/ML solutions and development/expansion of unclassified networks) for the federal government and the precipitous decline in creative marketing and permanent placement revenues, which are the Company's highest margin revenue streams.

Gross margin on commercial revenues was 31.1 percent, down from 31.9 percent in the third quarter of 2019. Most of the decline related to lower permanent placement revenues, which accounted for 2.4 percent of total revenues in the quarter, compared with 3.6 percent in the third quarter of 2019. The contract gross margin (which excludes the effects of permanent placement revenues) on commercial revenues was 28.7 percent for the quarter, up slightly over the third quarter of 2019.

Gross margin on revenues from federal government services was 15.9 percent, down from 18.1 percent in third quarter of 2019. This margin compression related to change in business mix stemming from the high growth in revenues from cost reimbursable contracts, particularly those involving AI/ML solutions and the development and expansion of unclassified networks. These contracts typically carry lower gross margins than services provided under firm-fixed-price or time and materials contracts because they include a higher complement of third-party hardware, software and subcontracted labor. Although these solutions have lower gross margins, they require less overhead support and consequently have a lower level of SG&A expense related to delivering the solution.

Selling, general and administrative (“SG&A”) expenses were $177.2 million (17.5 percent of revenues), compared with $188.6 million (18.8 percent of revenues) in the third quarter of 2019. This improvement related to effective expense management by our operating units and lower incentive compensation expense.

Interest expense was $9.3 million, down from $12.7 million in the third quarter of 2019. The reduction related to the drop in LIBOR and lower amortization of deferred loan costs.

Net income was $52.3 million, a decrease of 8.9 percent year-over-year. This decrease related to the year-over-year decline in commercial revenues and gross profit from lower demand attributable to the COVID-19 pandemic.

Liquidity and Capital Resources

The Company's primary source of liquidity is cash flows from operating activities, which have been sufficient to fund working capital and capital expenditure requirements. During the third quarter, the Company generated $87.6 million in cash flows from operating activities, which benefited from the deferral of the payment of approximately $29.7 million in FICA payroll taxes pursuant to the provisions of the CARES Act.

At September 30, 2020, the Company had:
•Cash and cash equivalents of $229.7 million;
•Full availability under our $250.0 million Senior Secured Revolving Credit Facility;
•Outstanding Senior Secured Debt of $490.8 million (term B loan facility due 2025); and
•Senior unsecured notes totaling $550.0 million at 4.625 percent (due 2028)

Borrowings under the Company’s $250.0 Senior Secured Revolving Credit Facility are limited to a maximum Senior Secured Debt leverage ratio (ratio of Senior Secured Debt to trailing 12 months Adjusted EBITDA) of 4.25 to 1.0 in 2020. At September 30, 2020, the Company's Senior Secured Debt leverage ratio was 1.13 to 1.0.
No principal payments are due on any of the Company’s borrowings until maturity.

Fourth Quarter 2020 Financial Estimates

The Company is providing financial estimates for the fourth quarter of 2020, which are based on recent operating trends in the business and assume no significant deterioration in the markets ASGN serves. These estimates do not include any acquisition, integration or strategic planning expenses and assume no significant change in current foreign exchange rates. Full company financial estimates and reconciliations of estimated net income to the estimated non-GAAP financial measures are included in the tables that accompany this release.

(In millions, except per share data)	Low	High
Revenues	$968.0	$988.0
SG&A expenses(1)	$174.3	$176.6
Net income	$44.4	$48.1
Earnings per diluted share	$0.83	$0.90
Diluted shares outstanding	53.4	53.4
Gross margin	26.7%	26.9%
Effective tax rate(2)	27.0%	27.0%

Non-GAAP Financial Measures:
Adjusted EBITDA	$101.0	$106.0
Adjusted Net Income(3)	$58.3	$61.9
Adjusted Net Income per diluted share(3)	$1.09	$1.16
___________
(1) Excludes amortization of intangible assets and includes $8.4 million in stock-based compensation and $7.3 million in depreciation.
(2) Estimated effective tax rate before any excess tax benefits related to stock-based compensation.
(3) Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $7.4 million each quarter, or $0.14 per diluted share, and represent the economic value of the tax deduction that ASGN receives from the amortization of goodwill and trademarks.

The financial estimates above are based on an estimate of “Billable Days”, which are Business Days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs and inclement weather. For the fourth quarter of 2020, the number of "Billable Days" is estimated to be 60.5, which is the same as the fourth quarter of 2019 and 3.5 fewer days than the third quarter of 2020.

For the commercial business, revenues are expected to be flat-to-down sequentially because of 3.5 fewer Billable Days in the fourth quarter compared with the third quarter. Each Billable Day was approximately $11.3 million in the third quarter of 2020. Revenues per Billable Day are estimated to increase approximately 4.0 to 4.5 percent sequentially.

For the federal government business, revenues are expected to be up slightly more than 10 percent year-over-year despite a very high Q4 2019 comparable. As previously reported, revenues for Q4 2019 were up over 30 percent year-over-year and included $34.4 million from the early renewal of software licenses. Sequentially, revenues are expected to be down because of 3.5 fewer Billable Days and lower revenues on certain cost reimbursable contracts, which experienced high volumes in the third quarter of 2020 and are expected to return to lower levels of spending in the fourth quarter.

Conference Call

The Company will hold a conference call today at 4:30 p.m. ET to review its financial results for the third quarter. The dial-in number is 877-407-0792 (+1-201-689-8263 for callers outside the United States), and the conference ID number is 13709885. Participants should dial in ten minutes before the call. The prepared remarks, supplemental materials and webcast for this call can be accessed at asgn.com.

A replay of the conference call will be available beginning October 28, 2020 at 8:00 p.m. ET until November 11, 2020. The access number for the replay is 844-512-2921 (+1-412-317-6671 for callers outside the United States) and the conference ID number is 13709885.

About ASGN Incorporated
ASGN Incorporated (NYSE: ASGN) is one of the foremost providers of IT and professional services in the technology, digital, creative, engineering and life sciences fields across commercial and government sectors. Operating through its Apex, Oxford and ECS segments, ASGN helps leading corporate enterprises and government organizations develop, implement and operate critical IT and business solutions through its integrated offering of professional staffing and IT solutions. ASGN's mission is to be the most trusted partner for companies seeking highly skilled human capital and integrated solutions to fulfill their strategic and operational needs. For more information, visit us at asgn.com.
Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward-looking statements include statements regarding our anticipated financial and operating performance.
All statements in this news release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance and actual results might differ materially. In particular, we make no assurances that the proposed revenue scenarios outlined above will be achieved. Additional examples of forward-looking statements in this press release include, without limitation, statements regarding the expected impact of the COVID-19 global pandemic on our competitive position and demand for our services; our ability to attract, train and retain qualified staffing consultants, the availability of qualified contract professionals, management of our growth, continued performance and improvement of our enterprise-wide information systems, our ability to manage our litigation matters, the successful integration of our acquired subsidiaries and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 2, 2020 and our Quarterly Report on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, as filed with the SEC on May 11, 2020 and August 10, 2020, respectively. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

CONSOLIDATED SELECTED FINANCIAL DATA (Unaudited)
(In millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2020	2019	2020	2020	2019
Results of Operations:
Revenues	$1,011.9	$1,002.7	$936.8	$2,939.2	$2,898.7
Costs of services	740.9	711.3	676.0	2,126.5	2,058.2
Gross profit	271.0	291.4	260.8	812.7	840.5
Selling, general and administrative expenses	177.2	188.6	172.2	547.3	574.8
Amortization of intangible assets	12.9	11.9	12.6	37.6	38.8
Operating income	80.9	90.9	76.0	227.8	226.9
Interest expense	(9.3)	(12.7)	(9.7)	(30.4)	(41.2)
Income before income taxes	71.6	78.2	66.3	197.4	185.7
Provision for income taxes	19.3	20.7	17.5	52.5	50.2
Income from continuing operations	$52.3	$57.5	$48.8	$144.9	$135.5
Net income	$52.3	$57.4	$48.8	$144.9	$135.4

Earnings per share:
Basic	$1.00	$1.09	$0.93	$2.75	$2.57
Diluted	$0.99	$1.08	$0.92	$2.73	$2.54

Number of shares and share equivalents used to calculate earnings per share:
Basic	52.5	52.8	52.5	52.6	52.7
Diluted	53.0	53.4	53.0	53.1	53.4

Summary Cash Flow Data:
Cash provided by operating activities	$87.6	$91.3	$186.1	$337.8	$231.8
Capital expenditures	(5.7)	(6.9)	(7.3)	(28.3)	(22.8)
Free Cash Flow (non-GAAP measure)	$81.9	$84.4	$178.8	$309.5	$209.0

Cash used in investing activities	$(71.7)	$(6.1)	$(7.4)	$(180.1)	$(71.4)
Cash provided by (used in) financing activities	$4.8	$(57.1)	$(35.3)	$(24.4)	$(134.0)

	September 30, 2020	December 31, 2019
Summary Balance Sheet Data:
Cash and cash equivalents	$229.7	$95.2
Total current assets	934.7	791.5
Goodwill and intangible assets, net	2,087.7	1,963.4
Total assets	3,211.6	2,941.4
Total current liabilities	389.4	340.9
Working capital	545.3	450.6
Long-term debt	1,033.2	1,032.3
Total stockholders’ equity	1,524.2	1,376.2

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES (Unaudited)
(In millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2020	2019	2020	2020	2019
Net income	$52.3	$57.4	$48.8	$144.9	$135.4
Loss from discontinued operations, net of tax	—	0.1	—	—	0.1
Interest expense	9.3	12.7	9.7	30.4	41.2
Provision for income taxes	19.3	20.7	17.5	52.5	50.2
Depreciation	9.8	10.3	9.0	28.1	30.0
Amortization of intangible assets	12.9	11.9	12.6	37.6	38.8
EBITDA (non-GAAP measure)	103.6	113.1	97.6	293.5	295.7
Stock-based compensation	7.1	7.7	8.1	23.9	31.1
Write-off of intangible assets	—	—	—	—	3.3
Acquisition, integration and strategic planning expenses	2.6	0.7	0.5	5.6	2.7
Adjusted EBITDA (non-GAAP measure)(1)	$113.3	$121.5	$106.2	$323.0	$332.8

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2020	2019	2020	2020	2019
Net income	$52.3	$57.4	$48.8	$144.9	$135.4
Loss from discontinued operations, net of tax	—	0.1	—	—	0.1
Acquisition, integration and strategic planning expenses	2.6	0.7	0.5	5.6	2.7
Write-off of intangible assets	—	—	—	—	3.3
Tax effect on adjustments	(0.6)	(0.1)	(0.1)	(1.4)	(1.5)
Non-GAAP net income	54.3	58.1	49.2	149.1	140.0
Amortization of intangible assets	12.9	11.9	12.6	37.6	38.8
Income taxes on amortization for financial reporting purposes not deductible for income tax purposes	(0.1)	(0.3)	(0.1)	(0.2)	(0.8)
Adjusted Net Income (non-GAAP measure)(2)	$67.1	$69.7	$61.7	$186.5	$178.0

Per diluted share:
Net income	$0.99	$1.08	$0.92	$2.73	$2.54
Adjustments	0.28	0.23	0.25	0.78	0.79
Adjusted Net Income (non-GAAP measure)(2)	$1.27	$1.31	$1.17	$3.51	$3.33

Common shares and share equivalents (diluted)	53.0	53.4	53.0	53.1	53.4
_________
(1) The Company's calculation of Adjusted EBITDA also excludes write-off of loan costs and impairment charges; however, these were zero for all periods presented.
(2) The Company's calculation of Adjusted Net Income also excludes write-off of loan costs, impairment charges and accretion of fair value discount on contingent consideration; however, these were zero for all periods presented. Adjusted Net Income does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets,” which currently total $7.4 million per quarter (approximately $0.14 per diluted share) and represent the economic value of the tax deduction from the amortization of goodwill and trademarks.

FINANCIAL ESTIMATES FOR THE FOURTH QUARTER OF 2020
RECONCILIATIONS OF ESTIMATED GAAP TO NON-GAAP MEASURES
(In millions, except per share data)

	Low	High
Net income(1)	$44.4	$48.1
Interest expense	9.3	9.3
Provision for income taxes(2)	16.4	17.7
Depreciation expense(3)	8.5	8.5
Amortization of intangible assets	14.0	14.0
EBITDA (non-GAAP measure)	92.6	97.6
Stock-based compensation	8.4	8.4
Adjusted EBITDA (non-GAAP measure)	$101.0	$106.0

	Low	High
Net income(1)	$44.4	$48.1
Amortization of intangible assets	14.0	14.0
Income taxes on amortization for financial reporting purposes not deductible for income tax purposes	(0.1)	(0.2)
Adjusted Net Income (non-GAAP measure)(4)	$58.3	$61.9

Per diluted share:
Net income	$0.83	$0.90
Adjustments	0.26	0.26
Adjusted Net Income (non-GAAP measure)(4)	$1.09	$1.16

Common shares and share equivalents (diluted)	53.4	53.4
_______
(1)This estimate does not include acquisition, integration and strategic planning expenses, or excess tax benefits related to stock-based compensation.
(2)Estimated effective tax rate is 27.0 percent and does not include excess tax benefits related to stock-based compensation.
(3)Comprised of $7.3 million of depreciation included in SG&A expenses and $1.2 million of depreciation included in costs of services.
(4)Does not include the Cash Tax Savings on Indefinite-lived Intangible Assets. These savings total $7.4 million per quarter ($0.14 per diluted share) and represent the economic value of the tax deduction from the amortization of goodwill and trademarks.

Non-GAAP Financial Measures

Statements in this release and the accompanying financial information include non-GAAP financial measures that are provided as additional information to enhance the overall understanding of the Company's current financial performance and not as an alternative to the consolidated interim financial statements presented in accordance with accounting principles generally accepted in the United States ("GAAP"). Management uses these non-GAAP measures (EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per diluted share, Free Cash Flow, Senior Secured Debt Leverage Ratio and Revenues on a same Billable Days and Constant Currency basis) to evaluate the Company's financial performance. These terms might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. The financial information tables that accompany this press release include reconciliations of net income to non-GAAP financial measures.

EBITDA and Adjusted EBITDA provide a measure of the Company's operating results in a manner that is focused on the performance of the Company's core business on an ongoing basis, by removing the effects of non-operating and certain non-cash expenses. These non-operating and non-cash items are specifically identified in the reconciliations of GAAP measures to Non-GAAP measures that accompany this release.

Adjusted Net Income provides a method for assessing the Company's operating results in a manner that is focused on the performance of the Company's core business on an ongoing basis by removing the effects of non-operating and certain non-cash expenses, adjusted for some of the cash flows associated with amortization of intangible assets to more fully present the performance of the Company's acquisitions. The calculation of Adjusted Net Income is presented in the reconciliations of GAAP measures to Non-GAAP measures that accompany this release.

Free Cash Flow provides useful information to investors about the amount of cash generated by the business that can be used for strategic opportunities and is computed as presented in the tables that accompany this release.

The Senior Secured Debt Leverage Ratio is a ratio of the Company's Senior Secured Debt to trailing 12 months Adjusted EBITDA and provides information about the Company's compliance with loan covenants.

Revenues calculated on a Same Billable Days and Constant Currency basis provide more comparable information by removing the effect of differences in the number of billable days and changes in currency exchange rates on a year-over-year basis. Revenues on a Same Billable Days basis are adjusted for the following items: differences in billable days during the period by taking the current-period average revenue per billable day, multiplied by the number of billable days from the same period in the prior year; Billable Days are business days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs and inclement weather. To calculate revenues on Constant Currency basis, reported revenues are re-translated using foreign exchange rates from the comparable prior year period.

Contacts:
Ed Pierce
Chief Financial Officer
818-878-7900

ADDO Investor Relations
Kimberly Esterkin
310-829-5400 / kesterkin@addoir.com